                                                                      EXHIBIT 12

                       KINDER MORGAN ENERGY PARTNERS, L.P.
                    CALCULATION OF EARNINGS TO FIXED CHARGES
                                  IN THOUSANDS

                                                                YEAR ENDED DECEMBER 31
                                                    -----------------------------------------------
                                                      2000     1999        1998     1997      1996
                                                    -------   -------    -------   ------    ------
EARNINGS:

Net income from continuing operations before
      minority interest and income from
      equity investments                            236,861   158,950     94,806   11,452     7,689

Fixed charges                                       100,120    56,747     42,728   12,710    12,634

Amortization of capitalized interest                    131        76         34        1        --

Distributed income of equity investees               47,512    33,686     19,670    9,588     6,791

Less interest capitalized                            (2,506)   (1,887)    (1,500)     (27)       --
                                                    -------   -------    -------   ------    ------
TOTAL EARNINGS AVAILABLE FOR FIXED
      CHARGES                                       382,118   247,572    155,738   33,724    27,114
                                                    =======   =======    =======   ======    ======

FIXED CHARGES:

Interest expensed and capitalized                    99,608    56,223     42,356   12,632    12,634

Estimated interest within rental expenses               512       524        372       78        --
                                                    -------   -------    -------   ------    ------
TOTAL FIXED CHARGES                                 100,120    56,747     42,728   12,710    12,634
                                                    =======   =======    =======   ======    ======

Earnings in excess of fixed charges                 281,998   190,825    113,010   21,014    14,480

Ratio of earnings to fixed charges                     3.82      4.36       3.64     2.65      2.15